Gibraltar Announces 3-Year $200 Million Share Repurchase Program

Buffalo, New York, May 4, 2022 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and provider of products and services for the renewable energy, residential, agtech and infrastructure markets, announced today that its Board of Directors has authorized a share repurchase program of up to $200 million of common stock. The program has a duration of three years, ending May 2, 2025.

“The volatility in our stock price has at times presented attractive buying opportunities, and therefore we asked our Board to authorize this share repurchase program,” Chairman and CEO Bill Bosway stated. “Given the strength of our balance sheet and our expectation that we will generate increasing cash flow in 2022 and in the coming years, we have sufficient liquidity to both invest in our operations and to offer incremental returns to shareholders.”

Common stock repurchases will be funded with available cash generated from operations opportunistically supplemented by borrowing under the existing credit facility. Gibraltar may repurchase shares from time to time through open market purchases, in privately negotiated transactions or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The method, timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The share repurchase program does not obligate the Company to purchase any particular amount of common stock, and the program may be suspended or terminated by Gibraltar at any time at its discretion without prior notice.

About Gibraltar
Gibraltar is a leading manufacturer and provider of products and services for the renewable energy, residential, agtech, and infrastructure markets. Gibraltar’s mission, to make life better for people and the planet, is fueled by advancing the disciplines of engineering, science, and technology. Gibraltar is innovating to reshape critical markets in comfortable living, sustainable power, and productive growing throughout North America. For more please visit www.gibraltar1.com.

Forward-Looking Statements

Certain information set forth in this news release, other than historical statements, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based, in whole or in part, on current expectations, estimates, forecasts, and projections about the Company’s business, and management’s beliefs about future operations, results, and financial position. These statements are not guarantees of future performance and are subject to a number of risk factors, uncertainties, and assumptions, such as, but not limited to, those described in the “Risk Factors” disclosures in our most recent Annual Report on Form 10-K along with Item 1A of our most recent Quarterly Report on Form 10-Q. Actual events, performance, or results could differ materially from the anticipated events, performance, or results expressed or implied by such forward-looking statements. Before making any investment decisions regarding our company, we strongly advise you to read the section described above from our annual and quarterly reports entitled “Risk Factors” which can be accessed under the “SEC Filings” link of the “Investor Info” page of our website at www.Gibraltar1.com. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
LHA Investor Relations
Carolyn Capaccio/Jody Burfening
(212) 838-3777
rock@lhai.com